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                     April 27, 2024

       J. Michael Daniel
       Senior Vice President and Chief Financial Officer
       Bassett Furniture Industries Inc.
       3525 Fairystone Park Highway
       Bassett, Virginia 24055

                                                        Re: Bassett Furniture
Industries Inc.
                                                            Form 10-K for the
Fiscal Year Ended November 25, 2023
                                                            Filed January 25,
2024
                                                            File No. 000-00209

       Dear J. Michael Daniel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing